Exhibit 99.1

GOLDEN ENTERTAINMENT REPORTS 2021 FIRST QUARTER RESULTS

–First quarter 2021 revenue of $239.7 million, positive net income of $10.6 million and record quarterly Adjusted EBITDA of $59.5 million
–All casino properties and distributed gaming operations exceeded Q1 2019 Adjusted EBITDA levels except The STRAT
–The STRAT occupancy improved significantly during the quarter, with monthly Adjusted EBITDA growing materially from year end 2020 to Q1 2021
–Cash increased $41.8 million in the first quarter to $145.4 million

LAS VEGAS – May 6, 2021 – Golden Entertainment, Inc. (NASDAQ: GDEN) (“Golden Entertainment” or the “Company”) today reported financial results for the first quarter ended March 31, 2021.
Blake Sartini, Chairman and Chief Executive Officer of Golden Entertainment, commented, “Our first quarter operating results reflect significantly improved revenue and net income, and record quarterly Adjusted EBITDA. These results highlight strong demand at our properties combined with substantial margin improvement due to the adjustments we have made to our operations. Our Company generated over $40 million of cash in the quarter, with current trends continuing across both our casino and distributed gaming segments. As the year continues, we expect that our free cash flow will allow us to reduce leverage and return capital to shareholders while also providing added financial flexibility to pursue potential strategic growth initiatives.”
Consolidated Results
The Company reported 2021 first quarter revenues of $239.7 million compared to $207.2 million for the first quarter of 2020. Net income for the first quarter of 2021 was $10.6 million, or $0.35 per fully diluted share, compared to a net loss of $(32.6) million, or $(1.17) per share, for the first quarter of 2020. Adjusted EBITDA was $59.5 million for the first quarter of 2021 compared to Adjusted EBITDA of $30.5 million for the first quarter of 2020.
Casinos
Casino revenues were $129.5 million for the first quarter of 2021 compared to $128.0 million for the first quarter of 2020. Casino Adjusted EBITDA was $51.1 million compared to $31.9 million for the first quarter of 2020. Total Casino Adjusted EBITDA margin was 39.5%, up approximately 900 basis points from the first quarter of 2019.
The STRAT generated positive Adjusted EBITDA in each month during the first quarter of 2021 as occupancy improved significantly between January and March. Adjusted EBITDA for all other casino properties increased materially compared to the first quarter of 2019.
Distributed Gaming
Distributed Gaming revenues for the first quarter of 2021 were $109.9 million compared to $79.0 million in the first quarter of 2020. Distributed Gaming Adjusted EBITDA was $20.9 million compared to $7.1 million for the first quarter of 2020. The Company’s Nevada and Montana distributed gaming operations both grew revenue and Adjusted EBITDA significantly compared to the first quarter of 2019 with Adjusted EBITDA margin up approximately 400 basis points to 19%.

Debt and Liquidity
As of March 31, 2021, the Company had cash and cash equivalents of $145.4 million. Total debt was approximately $1.2 billion, consisting primarily of $772 million in term loan borrowings outstanding under the Company’s existing credit facility and $375 million of senior unsecured notes. There are no outstanding borrowings under the Company's $200 million revolving credit facility.
Investor Conference Call and Webcast
The Company will host a webcast and conference call today May 6, 2021 at 4:30 p.m. Eastern Time, to discuss the first quarter 2021 results. The conference call may be accessed live over the phone by dialing (800) 708-4539 or for international callers by dialing (847) 619-6396; the passcode is 50148749. A replay will be available beginning at 8:00 p.m. Eastern Time today and may be accessed by dialing (855) 859-2056 or (404) 537-3406 for international callers; the passcode is 1646789. The replay will be available until May 9, 2021. The call will also be webcast live through the “Investors” section of the Company’s website, www.goldenent.com. A replay of the audio webcast will also be archived on the Company’s website, www.goldenent.com.
Forward-Looking Statements
This press release contains forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. In addition, forward-looking statements include statements regarding the impact of the 2019 novel coronavirus (“COVID-19”) pandemic on the Company’s business; the return of business volumes to normalized levels as the pandemic subsides; anticipated future performance and demand as vaccination rollouts progress and state restrictions ease; the Company’s strategies, objectives and business opportunities; anticipated future growth and trends in the Company’s business or key markets; projections of future financial condition, operating results, income, capital expenditures, costs or other financial items, including anticipated future cash generation and resulting ability to reduce leverage and return capital to shareholders; and other characterizations of future events or circumstances as well as other statements that are not statements of historical fact. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause the actual results to differ materially include: the uncertainty of the extent, duration and effects of the COVID-19 pandemic and the response of governments; changes in national, regional and local economic and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; the Company’s ability to realize the anticipated cost savings, synergies and other benefits of its casino and other acquisitions; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including our Chief Executive Officer, President and Chief Financial Officer, and Chief Operating Officer); the level of the Company’s indebtedness and its ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions (including weather or road conditions that limit access to the Company’s properties); the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA, which measure the Company believes is appropriate to provide meaningful comparison with, and to enhance an overall understanding of, the Company’s past financial performance and prospects for the future. The Company believes Adjusted EBITDA provides useful information to both management and investors by excluding specific expenses and gains that the Company believes are not indicative of core operating results. Further, Adjusted EBITDA is a measure of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the gaming industry. Other companies in the gaming industry may calculate Adjusted EBITDA differently than the Company.
The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. Reconciliations of Adjusted EBITDA to net income (loss) are provided in the financial information tables below.
The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, impairment of goodwill and intangible assets, severance expenses, preopening and related expenses, gain or loss on disposal of assets, share-based compensation expenses, change in fair value of derivative, and other non-cash charges. Adjusted EBITDA for a particular segment or operation is Adjusted EBITDA before corporate overhead, which is not allocated to each segment or operation. The Company defines “Preopening and related expenses” as labor, food, utilities, training, initial licensing, rent and organizational costs incurred in connection with the opening of tavern and casino locations.
About Golden Entertainment, Inc.
Golden Entertainment owns and operates gaming properties across two divisions – casino operations and distributed gaming. Golden Entertainment operates over 16,400 slots, 120 table games, and 6,200 hotel rooms. Golden Entertainment owns ten casino resorts – nine in Southern Nevada and one in Maryland. Through its distributed gaming business in Nevada and Montana, Golden Entertainment operates video gaming devices at over 1,000 locations and owns over 60 traditional taverns in Nevada. Golden Entertainment is also licensed in Illinois and Pennsylvania to operate video gaming terminals. For more information, visit www.goldenent.com.

Contacts
Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Richard Land
President and Chief Financial Officer	JCIR
(702) 893-7777	(212) 835-8500 or gden@jcir.com

Golden Entertainment, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenues
Gaming	$177,000	$127,215
Food and beverage	33,804	41,547
Rooms	18,398	25,605
Other	10,494	12,790
Total revenues	239,696	207,157
Expenses
Gaming	96,372	78,112
Food and beverage	23,541	34,887
Rooms	9,610	13,955
Other operating	2,696	5,127
Selling, general and administrative	53,591	47,610
Depreciation and amortization	27,186	31,156
Loss on disposal of assets	209	589
Preopening expenses	120	105
Impairment of goodwill and intangible assets	—	6,461
Severance expenses	—	2,976
Total expenses	213,325	220,978
Operating income (loss)	26,371	(13,821)
Non-operating expense
Interest expense, net	(16,048)	(18,746)
Change in fair value of derivative	—	(1)
Total non-operating expense, net	(16,048)	(18,747)
Income (loss) before income tax benefit (provision)	10,323	(32,568)
Income tax benefit (provision)	297	(52)
Net income (loss)	$10,620	$(32,620)

Weighted-average common shares outstanding
Basic	28,219	27,930
Dilutive impact of stock options and restricted stock units	2,195	—
Diluted	30,414	27,930
Net income (loss) per share
Basic	$0.38	$(1.17)
Diluted	$0.35	$(1.17)

Golden Entertainment, Inc.
Reconciliation of Net (Loss) Income to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months March 31, 2021
	Casinos Segment		Distributed Gaming Segment		Corporate and Other	Consolidated
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming
Total Revenues	$113,350	$16,100	$84,872	$25,037	$337	$239,696

Net income (loss)	$25,241	$3,763	$13,139	$1,871	$(33,394)	$10,620
Depreciation and amortization	20,347	999	3,497	1,717	626	27,186
Change in non-cash lease expense	31	106	276	3	23	439
Share-based compensation	—	—	—	—	3,005	3,005
(Gain) loss on disposal of assets	(20)	—	411	(182)	—	209
Preopening and related expenses (1)	—	—	—	—	120	120
Other, net	456	—	74	—	1,638	2,168
Interest expense, net	152	5	74	—	15,817	16,048
Income tax benefit	—	—	—	—	(297)	(297)
Adjusted EBITDA	$46,207	$4,873	$17,471	$3,409	$(12,462)	$59,498

	Three Months March 31, 2020
	Casinos Segment		Distributed Gaming Segment		Corporate and Other	Consolidated
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming
Total Revenues	$114,899	$13,071	$62,123	$16,861	$203	$207,157

Net (loss) income	$(4,431)	$1,493	$874	$(270)	$(30,286)	$(32,620)
Depreciation and amortization	23,674	1,039	3,985	1,880	578	31,156
Change in non-cash lease expense	32	111	(7)	1	24	161
Impairment of goodwill and intangible assets	6,461	—	—	—	—	6,461
Share-based compensation	—	—	—	—	2,246	2,246
Loss (gain) on disposal of assets	621	6	(19)	(19)	—	589
Preopening and related expenses (1)	225	—	—	—	105	330
Severance expenses	2,262	155	462	16	81	2,976
Other, net	47	—	197	—	113	357
Interest expense, net	244	1	14	1	18,486	18,746
Change in fair value of derivative	—	—	—	—	1	1
Income tax provision	—	—	—	—	52	52
Adjusted EBITDA	$29,135	$2,805	$5,506	$1,609	$(8,600)	$30,455
(1) Preopening and related expenses consist of labor, food, utilities, training, initial licensing, rent and organizational costs incurred in connection with the opening of tavern and casino locations.
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